FORM 4                                                           OMB APPROVAL
[ ]  Check this box if no longer
     subject to Section 16.  Form 4
     or Form 5 obligations may
     continue.  See Instruction 1(b).

                                    U.S. SECURITIES AND EXCHANGE COMMISSION
                                             Washington, D.C. 20549

                                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

      Filed pursuant to Section 16(a) of the Securities  Exchange Act of 1934,
        Section 17(a) of the Public Utility  Holding Company Act of 1935 or
                 Section 30(f) of the Investment Company Act of 1940


1. Name and Address of         2. Issuer Name and Ticker or             6. Relationship of Reporting Person to Issuer
     Reporting Person                 Trading Symbol                               (Check all applicable)
   Anderson   Ronald   D.         Pacific Gateway Exchange, Inc.            _____ Director          ______ 10% Owner
                                      (NASDAQ/NMS: PGEX)                      X   Officer (give            Other (specify
                                                                            -----          title    ------        below)
   (Last)    (First)   (Middle)                                                            below)

                                                                                     Senior Vice President



                                3. IRS or Social Security               4. Statement for
c/o Pacific Gateway Exchange       Number of Reporting                     Month/Year
533 Airport Blvd. Suite 505        Person (Voluntary)                      June 1997

         (Street)                                                       5. If Amendment,
                                                                           Date of Original
Burlingame   California  94010
(City)       (State)     (Zip)

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock                          6/2/97         S                2,872      D      $26.075
                                      6/5/97         S                5,204      D       $26.25
                                      6/5/97         J 1/            40,000      D       $26.00  183,620
                                                       -



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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                (Over)
                                                      (Print or Type Responses)                                    SEC 1474 (8-92)

--------
1/ Represents shares transferred into an exchange fund.








FORM 4 (continued)          Table II-- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

Option
(Right to Buy)      $8.50    9/30/95            (No  Change)  9/30/96  9/30/00 Common    10,250  1/       10,250    D
Option
(Right to Buy)      $8.50    9/30/95            (No  Change) 12/31/96  9/30/00 Common     2,562  1/        2,562    D
Option
(Right to Buy)      $8.50    9/30/95            (No  Change)  3/31/97  9/30/00 Common     2,562  1/        2,562    D
Option
(Right to Buy)      $8.50    9/30/95            (No  Change)  6/30/97  9/30/00 Common     2,562  1/        2,562    D
Option
(Right to Buy)      $8.50    9/30/95            (No  Change)  9/30/97  9/30/00 Common     2,562  1/        2,562    D
Option
(Right to Buy)      $8.50    9/30/95            (No  Change) 12/31/97  9/30/00 Common     2,562  1/        2,562    D
Option
(Right to Buy)      $8.50    9/30/95            (No  Change)  3/31/98  9/30/00 Common     2,562  1/        2,562    D
Option
(Right to Buy)      $8.50    9/30/95            (No  Change)  6/30/98  9/30/00 Common     2,562  1/        2,562    D
Option
(Right to Buy)      $8.50    9/30/95            (No  Change)  9/30/98  9/30/00 Common     2,562  1/        2,562    D
Option
(Right to Buy)      $8.50    9/30/95            (No  Change) 12/31/98  9/30/00 Common     2,562  1/        2,562    D
Option
(Right to Buy)      $8.50    9/30/95            (No  Change)  3/31/99  9/30/00 Common     2,562  1/        2,562    D
Option
(Right to Buy)      $8.50    9/30/95            (No  Change)  6/30/99  9/30/00 Common     2,562  1/        2,562    D
Option
(Right to Buy)      $8.50    9/30/95            (No  Change)  9/30/99  9/30/00 Common     2,568  1/        2,568    D
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Explanation of Responses:

1/  Options granted pursuant to the Company's 1995 Stock Option Plan.


    **Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                                            /s/ Ronald Anderson                                  7/10/97
                                                            ------------------------------------------------  ----------------
                                                          **Signature of Reporting Person (Authorized Signer)    Date


Note:   File three copies of this Form, one of which must be manually signed.
        If space provided is insufficient, see Instruction 6 for procedure.                                                Page 3
                                                                                                                   SEC 1474 (8-92)






